EXHIBIT 99.1


                               WESTWOOD ONE, INC.

                                 PRESS RELEASE




                                                         FOR IMMEDIATE RELEASE


                                  WESTWOOD ONE
                                      NAMES
                                  PETER KOSANN
                           CO-CHIEF OPERATING OFFICER
           -- Kosann and Co-COO Chuck Bortnick Assume Expanded Roles--

New York, NY - April 18, 2005-- Westwood One (NYSE: WON) announced today the appointment of Peter Kosann to Co-Chief Operating Officer. In his new role Kosann will be responsible for all of the Company's Network Operations including Programming and Affiliate Sales, and will continue to oversee radio Ad Sales for the Westwood One network and Metro Networks.

The company also announced today the naming of Chuck Bortnick to Co-Chief Operating Officer. In his expanded role, Bortnick will be responsible for all of the Company's Metro Networks Operations, Metro Television Operations; and
SmartRoute Systems, as well as new business development and acquisition integration. Both Kosann and Bortnick assume their new positions immediately and will be based in Westwood One's New York office, reporting directly to Shane Coppola, President and CEO.

"We are very excited about the expanded roles for these talented executives," said Shane Coppola. "Our continued focus on investing in Network Programming, while simultaneously enhancing both existing and complimentary distribution channels, positions us well for the future."

Peter Kosann joined Westwood One in May 1999 as Senior Vice President, Affiliate Sales. His role with Westwood One was expanded in January 2001 to Executive Vice President, Advertising Sales and again in April 2003 to President of Sales.
Prior to joining Westwood One, Kosann was the Worldwide Manager for Media Distribution at Bloomberg LP.

Chuck Bortnick joined Metro Networks in 1993 and was named President in 1996. Bortnick became Metro Networks/Shadow Broadcast Services COO/President when the company merged with Westwood One in 1999. Bortnick was elevated to Westwood One COO in July 2002. Prior to Metro Networks/Shadow Broadcast Services, Bortnick spent 17 years managing radio stations in Miami, Houston and Cleveland.

Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 7,700 radio stations. Westwood One is managed by Infinity Broadcasting Corporation. For more information visit www.westwoodone.com.

                                       ###

Contact:
Peter Sessa                          Westwood One    212.641.2053
                                                     peter_sessa@westwoodone.com